Exhibit 99.3

OBSERVER COMPLIANCE AGREEMENT

This Observer Compliance Agreement (this “Agreement”) is entered into as of January 13, 2023 by and between Blade Air Mobility, Inc. (the “Company”) and that certain person, initially Andrew Lauck, designated by RB Lift LLC (“RedBird”) to serve as a non-voting board observer (the “Designated Observer”) in connection with that certain Observation Rights Agreement, dated as of January 13, 2023 (the “Observation Rights Agreement”) between RB Lift LLC (“RedBird”) and the Company. The Designated Observer acknowledges that he has read and understood the Observation Rights Agreement. The Observation Rights Agreement is incorporated into this Agreement by this reference and capitalized terms used by not defined in this Agreement shall have the meanings assigned to them in the Observation Rights Agreement.

The Designated Observer acknowledges and agrees that his execution and delivery of this Agreement to the Company is a condition precedent to the Designated Observer being able to serve as RedBird’s Observer under the Observation Rights Agreement. In the event RedBird designates an alternative person to act as Observer pursuant to Section 1.1(b) of the Observation Rights Agreement, such alternate designee shall agree in writing to be bound by and subject to the terms set forth in this Agreement pertaining to the Designated Observer in all respects.

By executing this Agreement, the parties hereto hereby agree that:

1.	General Agreement. The Designated Observer shall assume and comply with all obligations of the Observer under the Observation Rights Agreement.

2.	Confidentiality Obligations.

(a)	The Designated Observer may share any information concerning the Company that is furnished to the Designated Observer by the Company, together with any notes, analyses, reports, models, compilations, studies, documents, records or extracts thereof containing, based upon or derived from such information, in whole or in part (“Confidential Information”), with RedBird solely for the purpose of allowing RedBird to provide advice and assistance to the Company in respect of the operations of the Company, or for evaluating, monitoring or reviewing its then existing investment in the Company. The Designated Observer recognizes that he has acquired, or will acquire, Confidential Information the use or disclosure of which could cause the Company substantial loss and damages that could not be readily calculated and for which no remedy at law would be adequate. Accordingly, the Designated Observer covenants and agrees with the Company that he will not at any time, except with the prior written consent of the Company, directly or indirectly, disclose any Confidential Information known him to any third party or otherwise use the Confidential Information for any purpose other than as set forth in the first sentence of this Section 2(a), unless the Confidential Information: (i) is or has become publicly available other than as a result of a disclosure by the Designated Observer or RedBird, its controlled affiliates or representatives in violation of this Agreement or the Observation Rights Agreement; (ii) was already known to RedBird or the Designated Observer or was in the possession of RedBird or the Designated Observer prior to its being furnished by or on behalf of the Company; (iii) is received by RedBird or the Designated Observer from a source other than the Company or its representatives, provided that the source of such information was not actually known by RedBird or the Designated Observer to be bound by a confidentiality agreement with, or other contractual obligation of confidentiality to, the Company; (iv) was independently developed or acquired by RedBird or the Designated Observer or on its or his behalf without the use of the Confidential Information or in the violation of the terms of this Agreement or the Observation Rights Agreement; or (v) the Designated Observer is required, in the good faith determination of the Designated Observer to disclose by applicable law, regulation or legal process, provided, that the Designated Observer promptly notifies the Company of such requirement and uses his reasonable best efforts to minimize the extent of any such required disclosure. For the avoidance of doubt, no Confidential Information shall be shared by the Designated Observer with any portfolio company of RedBird or any of the Company’s competitors, regardless of their relationship with RedBird or the Designated Observer, except with the prior written consent of the Company.

(b)	Upon the termination of the Observation Rights Agreement or the Designated Observer ceasing to be RedBird’s Observer, or at any time upon written request by the Company, the Designated Observer shall promptly return to the Company or promptly destroy all Confidential Information (including, electronic copies) supplied by the Company to the Designated Observer without retaining any copy thereof, and the Designated Observer shall promptly destroy all Confidential Information prepared by or on his own behalf, together with copies thereof (including, without limitation, electronic copies), except that the Designated Observer shall be entitled to retain copies of the Confidential Information as necessary to comply with applicable law.

3.	Corporate Opportunities. The Designated Observer shall not appropriate corporate any opportunities of the Company gained through the receipt of Confidential Information, which for the avoidance of doubt, shall exclude any opportunities that become available from a source other than the Company, are independently developed by the Designated Observer, RedBird or its portfolio companies (other than the Company), or are or become generally available to the public.

4.	Securities Law Obligations. The Designated Observer hereby acknowledges that federal securities laws impose restrictions on his ability to purchase, sell, trade or otherwise transfer securities of the Company until such time as material, non-public information received by the Designated Observer becomes publicly available or is no longer material.

5.	Company Securities Trading Policy. The Designated Observer hereby acknowledges receipt of a copy of the Company’s Policy Statement on Securities Trades by Company Officers, Directors and Employees (the “Policy”). The Observer hereby covenants and agrees to abide by the Policy, as the same may be amended from time to time, as if he were a member of the Board.

6.	Conflicts of Interest. The Company acknowledges that the Designated Observer may directly or indirectly possess interests in other business ventures, including those engaged in the same or similar business activities or lines of business in which the Company now engages or proposes to engage, or act as an employee, officer, director, partner, or shareholder of a person or entity that competes with the Company. In the event the Designated Observer becomes aware of an actual or potential conflict of interest between the Company, on the one hand, and RedBird, any of its affiliates or the Designated Observer, on the other hand the Designated Observer hereby agrees to inform the Company as soon practicable and the Board may exclude the Designated Observer from access to any meeting or discussion of the Board and any committee thereof or distribution of materials relating thereto if the Board determines in good faith that such exclusion is reasonably necessary to mitigate such conflict of interest. For the avoidance of doubt, a conflict of interest shall be presumed to exist where the subject matter relates to a transaction, proceeding or other matter in which (a) the Designated Observer, (b) RedBird or any of its affiliates (including any portfolio companies (other than the Company)), or (c) any other person or entity for which the Designated Observer serves as an employee, officer, partner, or director are or may be an interested party and the Designated Observer has knowledge of such involvement.

7.	Termination. This Agreement shall terminate and be of no further effect upon the termination of the Observation Rights Agreement or the Designated Observer permanently ceasing to act as RedBird’s Observer. Termination of this Agreement shall not relieve the Designated Observer for the breach of any obligations under this Agreement prior to such termination. Notwithstanding any such termination of this Agreement, (i) Section 2 and Section 3 shall survive any termination of this Agreement and (ii) Section 4 and Section 5 shall survive any termination of this Agreement for so long as the Designated Observer retains any Confidential Information or material non-public information with respect to the Company.

8.	Miscellaneous.

(a)	Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

(b) This Agreement may be amended or modified only upon an agreement in writing executed on behalf of each of the parties hereto. No waiver of any breach of any of the terms of this Agreement shall be effective unless such waiver is made expressly in writing and executed and delivered by the party against whom such waiver is claimed. Any failure by any party at any time to enforce any of the provisions of this Agreement shall not be construed as a waiver of such provision or any other provisions hereof and shall not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

(c)	Except as otherwise expressly set forth herein, this document embodies the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

(d)	This Agreement may be executed in separate counterparts each of which shall be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed Agreement by one party to any other party may be made by facsimile, electronic mail (including any electronic signature complying with the New York Electronic Signatures and Records Act (N.Y. State Tech. §§ 301-309), as amended from time to time, or other applicable law) or other transmission method, and the parties hereto agree that any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

(e)	This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York.

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IN WITNESS WHEREOF, the parties hereto have executed this Observer Compliance Agreement on the day and year first above written.

Designated observer

/s/ Andrew Lauck
Andrew Lauck

BLADE AIR MOBILITY, INC.

By:	/s/ Melissa Tomkiel
Name:	Melissa Tomkiel
Title:	President

RedBird/Blade - Observer Compliance Agreement

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